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Exhibit 99.4

         AMEC International Investments BV

Offer To Exchange
Each Registered Share
of
Foster Wheeler AG
for
$16.00 in Cash and 0.8998 new ordinary shares or American depositary shares, each representing one (1) ordinary share
of
AMEC plc

(which tendering Foster Wheeler shareholders may elect to receive as $32.00 in cash or
1.7996 new ordinary shares or American depositary shares, each representing one (1)
ordinary share of AMEC plc)
Subject in Each Case to Proration

Pursuant to the Prospectus, dated 7 October 2014

THE OFFER, AND YOUR RIGHT TO WITHDRAW FOSTER WHEELER SHARES YOU
TENDER IN THE OFFER, WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME
ON 4 NOVEMBER 2014 (4:59 A.M. LONDON TIME ON 5 NOVEMBER 2014; 5:59 A.M. ZUG TIME
ON 5 NOVEMBER 2014) (THE "EXPIRATION TIME") UNLESS THE EXPIRATION TIME IS EXTENDED.
THERE WILL BE NO SUBSEQUENT OFFERING PERIOD.

7 October 2014

To our Clients:

        Enclosed for your consideration are the prospectus forming part of the registration statement on Form F-4, file number 333-              , as amended and/or supplemented (the "Prospectus"), and the related letter of transmittal for use in accepting the Offer (as defined below) in respect of Foster Wheeler shares (as defined below) (together with any amendments or supplements thereto, the "Letter of Transmittal") in connection with the offer by AMEC plc ("AMEC"), a company organised under the laws of England and Wales, through AMEC International Investments BV, a company organised under the laws of the Netherlands and a direct wholly-owned subsidiary of AMEC, to acquire all of the issued and to be issued registered shares, par value CHF3.00 per share ("Foster Wheeler shares"), of Foster Wheeler AG ("Foster Wheeler"), in exchange for cash or AMEC securities (as defined below) upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal (which are referred to together, as each may be amended or supplemented from time to time, as the "Offer").

        AMEC, through AMEC International Investments BV, is offering to exchange for each Foster Wheeler share validly tendered and not properly withdrawn the right to receive a combination of (i) $16.00 in cash and (ii) 0.8998 AMEC securities (in the form of ordinary shares of AMEC, nominal value £0.50 per share ("AMEC shares"), or AMEC American depositary shares each representing one (1) AMEC share ("AMEC ADSs" and together with the AMEC shares, "AMEC securities")). The Offer will allow for a "mix and match" election, whereby tendering Foster Wheeler shareholders may elect to receive, for each Foster Wheeler share tendered, either:

  (i)
  $32.00 in cash, without interest (the "Cash Consideration"); or

  (ii)
  1.7996 AMEC securities (the "Share Consideration") (in the form of AMEC shares or AMEC ADSs, at the election of the tendering Foster Wheeler shareholders),

subject in each case to proration as described in the section of the Prospectus entitled "The Offer—Terms of the Offer—Mix and Match Election and Proration".

        The aggregate amount of cash to be paid and the aggregate number of AMEC securities to be issued pursuant to the Offer, respectively, are fixed. Depending on the elections made by other tendering Foster Wheeler shareholders, a tendering Foster Wheeler shareholder may receive a proportion of cash and/or AMEC securities that is different from what such tendering Foster Wheeler shareholder elected. At the closing of the Offer, the amount of each type of consideration available to tendering Foster Wheeler shareholders will be proportionate to the level of acceptance by Foster Wheeler shareholders. If the available amounts of each type of consideration are sufficient to satisfy the elections of the tendering Foster Wheeler shareholders at the closing of the Offer, such shareholders will receive the type of consideration elected for each share tendered. If the elections result in an oversubscription of the pool of cash or AMEC securities available to be paid or issued pursuant to the Offer, certain proration procedures (as agreed by the parties in the implementation agreement dated 13 February 2014, and as amended by the letter agreement dated 28 March 2014, deed of amendment dated 28 May 2014 and the deed of amendment dated 2 October 2014, between AMEC and Foster Wheeler (referred to together as the "Implementation Agreement")) for allocating cash and AMEC securities among tendering Foster Wheeler shareholders will be followed by the exchange agent. Tendering Foster Wheeler shareholders who make no election will receive the type of consideration that is not oversubscribed, which will depend on the valid elections of tendering Foster Wheeler shareholders. The exchange ratio in relation to the securities portion of the Offer consideration is fixed and will not vary, regardless of any fluctuations in the market price of either AMEC securities or Foster Wheeler shares. Therefore, the dollar value of the AMEC securities that holders of Foster Wheeler shares will receive upon completion of the Offer will depend on the market value of AMEC shares and the exchange rate of pounds sterling to US dollars at the time of completion.

        In addition, the exchange agent will deliver to each Foster Wheeler shareholder who would be entitled to receive a fraction of an AMEC security (after aggregating each of all fractional AMEC shares and AMEC ADSs issuable to such Foster Wheeler shareholder in the Offer), cash (without interest) in an amount representing such Foster Wheeler shareholder's proportionate interest in the net proceeds from the sale of the aggregate number of such AMEC securities that would otherwise be issued. For further detail, see "The Offer—Fractional Shares" in the Prospectus.

        The completion of the Offer is subject to certain conditions, including that at least 80 per cent. of the Foster Wheeler shares are tendered in the Offer, subject to the right by AMEC to waive the minimum tender condition down to 66 2/3 per cent. A detailed description of the terms and conditions of the Offer appears under "The Offer—Terms of the Offer" and "The Offer—Conditions to the Offer" in the Prospectus.

        We are the holder of record (directly or indirectly) of Foster Wheeler shares held for your account. A tender of such Foster Wheeler shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Foster Wheeler shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Foster Wheeler shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Please note the following:

  1.
  The consideration per Foster Wheeler share, at your election, is (i) $32.00 in cash or (ii) 1.7996 AMEC securities (in the form of AMEC shares or AMEC ADSs, at your election).

  2.
  The Offer is being made for all issued and to be issued Foster Wheeler shares.

  3.
  AMEC has appointed American Stock Transfer & Trust Company, LLC as exchange agent and Georgeson Inc. as information agent. Any questions you may have with respect to the Offer should be directed to the information agent at +1 (888) 206 5896.

  4.
  The Offer and withdrawal rights will expire at 11:59 p.m. New York City time on 4 November 2014 (4:59 a.m. London time on 5 November 2014; 5:59 a.m. Zug time on 5 November 2014) (the "Expiration Time"), unless the Offer is extended. There will be no subsequent offering period.

  5.
  US holders who fail to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required US federal income tax backup withholding of 28 per cent. of the gross cash proceeds payable to such holder or other payee pursuant to the Offer.

  6.
  Pursuant to the minimum tender condition described in the Prospectus, AMEC, through AMEC International Investments BV, will not be obliged to purchase any Foster Wheeler shares validly tendered in the Offer and not properly withdrawn if such Foster Wheeler shares do not represent, in aggregate, at least 80 per cent. of Foster Wheeler's total issued share capital.

        If you wish to have us tender any or all of your Foster Wheeler shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorise the tender of your Foster Wheeler shares, all your Foster Wheeler shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration date of the Offer.

Instructions With Respect To The

AMEC International Investments BV

Offer To Exchange
Each Registered Share
of
Foster Wheeler AG
for
$16.00 in Cash and 0.8998 new securities, which, at the election of Foster Wheeler shareholders, will be issued in the form of ordinary shares, nominal value £0.50 per share, or American depositary shares, each representing one (1) ordinary share, nominal value £0.50 per share,

of
AMEC plc

(which tendering Foster Wheeler shareholders may elect to receive as $32.00 in cash or 1.7996 new securities, which will be issued in the form of ordinary shares, nominal value £0.50 per share, or American depositary shares, each representing one (1) ordinary share, nominal value £0.50 per share, of AMEC plc)

        The undersigned acknowledge(s) receipt of your letter, the enclosed prospectus forming part of the registration statement on Form F-4, file number 333-              as amended and/or supplemented (the "Prospectus") and the related letter of transmittal, as amended and/or supplemented, for use in accepting the Offer (as defined below) in respect of Foster Wheeler shares (as defined below) (the "Letter of Transmittal") in connection with the offer by AMEC plc ("AMEC"), a company organised under the laws of England and Wales, through AMEC International Investments BV, a company organised under the laws of the Netherlands and a direct wholly-owned subsidiary of AMEC, to acquire all of the issued and to be issued registered shares, par value CHF3.00 per share ("Foster Wheeler shares"), of Foster Wheeler AG ("Foster Wheeler"), a company organised under the laws of Switzerland, in exchange for cash or AMEC securities (as defined below) upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal (together, as each may be amended or supplemented from time to time, the "Offer").

        This will instruct you to tender the number of Foster Wheeler shares indicated below (or if no number is indicated below, all Foster Wheeler shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account Number:	Signature(s):
Please type or print your name(s) here:
Number of Foster Wheeler shares to be tendered:*
Please type or print address:

Dated:	Area Code and Telephone Number

Tax Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Foster Wheeler shares held by us for your account are to be tendered.

MIX AND MATCH ELECTION

        Election A.    ELECTION TO RECEIVE CASH, AMEC SECURITIES (IN THE FORM OF AMEC SHARES OR AMEC ADSs) OR A MIX OF CASH AND AMEC SECURITIES

(See Instruction 5 of the related Letter of Transmittal)

        Please indicate whether you wish to receive your consideration in the form of (i) the Cash Consideration, (ii) the Share Consideration or (iii) a combination of the Cash Consideration and the Share Consideration by checking the appropriate box below. You must mark one and only one of boxes A(1), A(2) or A(3) to participate in the election. Depending on the elections made by other tendering Foster Wheeler shareholders, you may receive a proportion of Cash Consideration and/or Share Consideration that is different from what you elected. Therefore, you must also provide the details in Election B, "Election to Receive Certificated AMEC Shares, Uncertificated AMEC Shares, or Certificated or Uncertificated AMEC ADSs".

(A)
(1)  ☐    Check here if you would like to receive the Cash Consideration for all of your Foster Wheeler shares, subject to proration.

OR

(A)
(2)  ☐    Check here if you would like to receive the Share Consideration (in the form of AMEC shares or AMEC ADSs) for all of your Foster Wheeler shares, subject to proration and the payment of cash in respect of fractional AMEC shares.

OR

(A)
(3)  ☐    Check here if you would like to receive a combination of the Cash Consideration and the Share Consideration.

(a)    Insert the number of Foster Wheeler shares for which you elect to receive the Cash Consideration, subject to proration and the payment of cash in respect of fractional AMEC shares, here:

(b)    Insert the number of Foster Wheeler shares for which you elect to receive the Share Consideration (in the form of AMEC shares or AMEC ADSs), subject to proration and the payment of cash in respect of fractional AMEC shares, here:

Note: The sum of the number in (a) and the number in (b) must equal the total number of Foster Wheeler shares being tendered under the Letter of Transmittal.

        If you fail to check one of boxes A(1), A(2) or A(3), you will receive the type of consideration that is not oversubscribed, which will depend on the valid elections of tendering Foster Wheeler shareholders.

        Election B.    ELECTION TO RECEIVE CERTIFICATED AMEC SHARES, UNCERTIFICATED AMEC SHARES, OR CERTIFICATED OR UNCERTIFICATED AMEC ADSs*

(See Instructions 6 and 7 of the related Letter of Transmittal)

        Please indicate whether you wish to receive your AMEC securities (i) in the form of an AMEC share certificate, (ii) in the form of an AMEC share by taking delivery through uncertificated book-entry form, (iii) AMEC ADSs represented by a certificated receipt, (iv) in the form of AMEC ADSs by taking delivery through the Direct Registration System maintained by DTC or (v) in the form of AMEC ADSs by taking delivery through the book-entry confirmation facilities of DTC by checking the appropriate box below. You must mark one and only one of boxes B(1), B(2), B(3), B(4) or B(5) to participate in this election. Depending on the elections made by other tendering Foster Wheeler shareholders, you may receive a proportion of Cash Consideration and/or Share Consideration that is different from what you elected. Therefore, you must mark one of boxes B(1), B(2), B(3), B(4) or B(5) even if you elect to receive the Cash Consideration above.

(B)
(1)  ☐    Check here if you would like to receive AMEC shares, represented by a certificate.

OR

(B)
(2)  ☐    Check here if you would like to hold AMEC shares in uncertificated form on the books and records of AMEC.

OR

(B)
(3)  ☐    Check here if you would like to receive AMEC ADSs, represented by a certificated receipt.

OR

(B)
(4)  ☐    Check here if you would like to receive AMEC ADSs via the Direct Registration System maintained by DTC.

OR

(B)
(5)  ☐    Check here if you would like to receive AMEC ADSs via the book-entry confirmation facilities of DTC.

        If you fail to check one of boxes B(1), B(2), B(3), B(4) or B(5), or are found not to satisfy the eligibility criteria, the AMEC securities to which you are entitled will, provided that your Foster Wheeler shares have otherwise been validly tendered and not withdrawn, be delivered to you in the form of uncertificated AMEC shares.

*
Unless the "Special Issuance Instructions" in the Letter of Transmittal are completed and accompanied by a Medallion Guarantee and any supporting documentation, the AMEC shares or AMEC ADSs (as applicable) will be issued in the name(s) of the registered holder(s) as it/they appear in the section entitled "Description of Foster Wheeler Share(s) Tendered" in the Letter of Transmittal.

PLEASE RETURN THIS FORM TO THE
BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

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  Exhibit 99.4